Exhibit 10.17
Consulting Agreement
This Agreement is entered into as of October 1, 2004 (the “Effective Date”) by and between Alexander Ott (dba CrossContinentalVentures), Berwyn, Pa, USA (hereinafter the “Consultant”), and Qlik Technologies Inc., a Delaware corporation (hereinafter the “Company”).
Whereas the Consultant has experience and expertise in executive level corporate management;
     Whereas the Company desires to engage the services of Consultant and Consultant desires to provide such consulting services to the Company as an independent contractor on such matters within the experience and expertise of the Consultant, under the terms and conditions contained herein.
Therefore, the parties agree as follows:
1.	Consulting Services

1.1.	The Consultant shall provide the Company with guidance and advice on general corporate matters, strategy, sales management, and strategic business development (hereinafter: “Consulting Services”).

1.2.	The Consultant undertakes to provide the Consulting Services and perform his obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company and in accordance with the terms of this Agreement.

1.3.	The Services shall be regularly provided in the Company’s offices or in other locations as reasonably necessary and practical. During the Initial Term (as defined below) of this Agreement, Consultant will devote an average of approximately sixteen hours per week to the performance of the Consulting Services. If applicable, during the Second Term (as defined below) of this Agreement, Consultant will devote an average of approximately eight hours per week to the performance of the Consulting Services.

1.4.	If not sooner terminated pursuant to Section 4, this Agreement shall terminate on September 30, 2005 (the “Initial Term”); provided, however, that the term of this Agreement may be extended for one additional year, starting on October 1, 2005 through September 30, 2006 (the “Second Term”), by written consent of the Company and the Consultant.

2.	Status of Parties

The Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which the Consulting Services are performed. The parties hereby deny and waive any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement. The Consultant acknowledges and agrees that he shall be solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs of the Company. The Consultant agrees to indemnify the Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement. If the Consultant is an entity, it will ensure that its employees and agents are bound in writing to the Consultant’s obligations under this Agreement.

3.	Compensation
3.1.	In consideration for rendering the Consulting Services in the scope detailed in Section 1 above, the Company shall:
(a)	Monthly fee: Pay the Consultant a sum of US$10,000 per month during the Initial Term and a sum of US $5,000 per month during the Second Term (if any); Payable in arrears within 10 business days after receiving an invoice from the Consultant;

(b)	Out of Pocket/ Travel Expenses: Reimburse the Consultant for all customary out of pocket and travel expenses incurred on the Company’s behalf in accordance with the Company’s expense reimbursement policy as in effect from time to time;

(c)	Stock Options: Subject to the approval of the Company’s Board of Directors and the terms and conditions of the Company’s 2004_Omnibus Stock Option and Award Plan (the “Plan”) and the applicable stock option agreement (to be executed by Consultant), Consultant will be granted (i) an option to purchase up to 722,404 shares of the Company’s Series A Common Stock, $0.0001 par value per share (the “First Option”), and (ii) an option to purchase up to 361,202 shares of the Company’s Series A Common Stock, $0.0001 par value per share (the “Second Option” and, together with the First Option, the “Options”).

3.2 Vesting:
a.	The shares subject to the First Option shall vest in a series of successive equal monthly installments upon Consultant’s completion of each of the 12 months of continuous Consulting Services following the Effective Date. In the event that the Company is subject to a Change of Control (as defined in the Plan) before the Consultant’s service terminates, the shares subject to the First Option shall vest in full.

b.	The shares subject to the Second Option shall vest in a series of successive equal monthly installments upon Consultant’s completion of each of the 12 months of continuous Consulting Services following the first anniversary of the Effective Date. In the event that the Company is subject to a Change of Control (as defined in the Plan) before the Consultant’s service terminates, the shares subject to the Second Option shall vest in full.
3.3 Exercise Price and Term: The exercise price per share for the Options shall be equal to the fair market value per share on the date the Options are granted. The Options will be exercisable for a period of one year following the Termination of Services (as defined in the Plan).

3.4. Other than as set forth in this Section 3 (Compensation), the Consultant shall not be entitled to any other compensation (monetary, equity or otherwise) in respect of the Consulting Services rendered by him to the Company.

4.	Term of the Agreement

4.1.	This Agreement shall commence on the Effective Date and shall continue to be in effect unless terminated earlier as provided in this Section 4.

4.2.	If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon five days written notice, unless the breach is cured within thirty days of written notice of such breach. The Company also may terminate this Agreement at any time, with or without cause, upon thirty days written notice, but, if (and only if) such termination is without cause, the Company shall upon such termination pay the Consultant all unpaid amounts due for the Consulting Services completed prior to notice of such termination. The Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant. Consultant may also terminate this Agreement at any time, with or without cause, upon thirty days written notice.

4.3.	Upon termination (as specified in this Section 4), Consultant shall use best reasonable efforts to promptly deliver to the Company, all equipment, lists of clients and customers, computer discs and software, correspondence, documents, samples and any other property or material whatsoever of, or relating to the business of, the Company and in the possession or under the control of the Consultant, and the Consultant shall not be entitled to and shall not retain copies thereof.

4.4.	Upon such termination all rights and duties of the parties toward each other shall cease except those under Sections 2, 4, 5, 6 and 7 of this Agreement and any remedies for breach of this Agreement and Appendix A, which shall survive termination of this Agreement.

5.	Confidentiality, Proprietary Rights and Non-competition — Consultant acknowledges that Consultant will be exposed to confidential information related to the Company and might be involved in the development of work of products, ideas and/or work of authorship created in connection with the Consulting Services provided to the Company under this Agreement. Therefore, the acceptance and signature of the Confidentiality, Proprietary Rights and Non-

competition letter by the Consultant attached as Appendix A is a prerequisite to entering into this Agreement.

6.	No Conflicting Obligations

6.1.	Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting Agreement during the term of this Agreement.

6.2.	The Consultant will not disclose to the Company any confidential information or material belonging to a third party, including that belonging to any prior employer, contractor, or other customer unless the Consultant has first received the written approval of that third party and presents such approval to the Company.

7.	Ownership of Inventions — The Company and Consultant acknowledge and agree that it is the Company’s and Consultant’s intent that the results of Consultant’s service as a Consultant shall be limited to consulting matters, and shall not result in the development of any proprietary technology or intellectual property rights. Without derogating from any of the provisions of this Agreement, the Consultant represents that any inventions relating to the Company’s business activity or the Company’s products are the sole and exclusive property of the Company and that the Consultant has no rights to any such inventions or confidential information related thereto. Notwithstanding the foregoing, the company is aware that Consultant may use certain concepts in his consulting services provided to Company, which Company will agree to own non-exclusively (with Consultant), so long as set concepts do not violate Consultant’s obligation under the confidentiality section set forth above.

8.	General

8.1.	The provisions of this Agreement are personal to the Consultant, and the Consultant may not assign any of the rights or obligations hereunder without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to a subsidiary or affiliate of the Company or to a purchaser of all or part of the Company’s assets or shares.

8.2.	Either party’s failure at any time to require strict compliance by the other party of the provisions of this Agreement shall not diminish such party’s right thereafter to demand strict compliance therewith or with any other provision. Waiver of any particular default shall not waive any other default.

8.3.	All disputes with respect to this Agreement shall be resolved in in accordance with the laws of the State of Delaware.

8.4.	In the event that any provision of this Agreement shall be deemed unlawful or otherwise unenforceable, such provision shall be modified to the extent necessary as to render it enforceable, or in the alternative, severed from this Agreement and the balance of the Agreement shall continue in full force and effect.

8.5.	This Agreement, together with its Appendix, contains and sets forth the entire agreement and understanding between the parties with respect to the subject matter contained herein, and such supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

8.6.	The captions contained herein are for the convenience of the parties only and shall not affect the construction or interpretation of any provision hereof.

8.7.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8.	Limitation of Liability. Consultant shall not be liable for damages caused to the Company as a result of performing the Services, other than direct damages caused as a result of Consultant’s intentional wrongdoing or bad faith. In any event, the total liability is limited to the amount of consulting fees received under this agreement.

8.9.	Director’s and Officer’s insurance — Company hereby acknowledges that it will make a best efforts attempt to secure within 60 days of the date of the financing led by Accel Partners and JVP adequate D&O insurance coverage (as determined solely by the board of Directors) that would cover the Consultant for his work as a Board Director as well as a Consultant to the Company.

In witness whereof, the duly authorized representative of the Company and the Consultant have executed this Agreement as of the Effective Date.

/s/ ALEX OTT	QLIKTECH INTERNATIONAL AB
MANS HULTMAN
Title:	CEO

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